UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2006
_______________

REDWOOD TRUST, INC.
(Exact name of Registrant as specified in its charter)

Maryland	1-13759	68-0329422
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Belvedere Place, Suite 300
Mill Valley, California 94941
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (415) 389-7373

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On December 12, 2006, Redwood Trust, Inc., a Maryland corporation (the “Company”), completed the sale of 100,000 preferred securities with an aggregate liquidation amount of $100,000,000 (the “Preferred Securities”) through Redwood Capital Trust I, a newly formed wholly-owned Delaware statutory trust (the “Trust”), in a private placement transaction. The Company intends to use the proceeds from the sale for general corporate purposes, including asset acquisitions consistent with the Company’s investment strategy.

The Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, were sold pursuant to Purchase Agreements, each dated December 12, 2006, among the Company, the Trust and, respectively, Merrill Lynch International and Bear, Stearns & Co. Inc., as purchasers (collectively, the “Purchase Agreements”). The Preferred Securities require quarterly distributions by the Trust to the holders of the Preferred Securities at a floating rate equal to the three-month London Interbank Offered Rate (“LIBOR”) plus 2.25% through the maturity date of January 30, 2037.

The Trust simultaneously sold 3,100 shares of its common securities (the “Common Securities”) to the Company for $3,100,000, the aggregate liquidation amount of the Common Securities. The 3,100 Common Securities constitute all of the issued and outstanding Common Securities of the Trust. The Trust used the proceeds from the sales of the Preferred Securities and the Common Securities to purchase $103,100,000 aggregate principal amount of the unsecured Junior Subordinated Notes of the Company due 2037 (the “Junior Subordinated Notes”). The terms of the unsecured Junior Subordinated Notes are substantially the same as the terms of the Preferred Securities and require the Company to make quarterly interest payments to the Trust at a floating rate equal to LIBOR plus 2.25% through the maturity date of January 30, 2037. The interest payments on the Junior Subordinated Notes will be used by the Trust to pay quarterly distributions to the holders of the Preferred Securities. The Company may redeem the Junior Subordinated Notes, in whole or in part, on or after January 30, 2012 at par. If the Junior Subordinated Notes are redeemed, the Trust must redeem a Like Amount (as defined in the Trust Agreement (as defined below)) of the Preferred Securities.

The Preferred Securities and the Common Securities were issued pursuant to, and their respective terms are governed by, an Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of December 12, 2006, among the Company, as depositor, The Bank of New York Trust Company, National Association as property trustee, The Bank of New York (Delaware), as Delaware trustee, the individual Administrative Trustees named in the Trust Agreement and the several holders of the Preferred Securities from time to time. The Junior Subordinated Notes were issued pursuant to, and the terms of the Junior Subordinated Notes are governed by, a Junior Subordinated Indenture (the “Indenture”), dated as of December 12, 2006, between the Company and The Bank of New York Trust Company, National Association, as trustee (the “Trustee”).

Upon the occurrence of an Event of Default (as defined in the Indenture), either the Trustee or the holders of at least 25% of the aggregate principal amount of the Junior Subordinated Notes may declare the principal amount of, and all accrued interest on, the Junior Subordinated Notes to be due and payable immediately or, if the Trustee and the holders of the Junior Subordinated Notes fail to make the declaration, the holders of at least 25% in aggregate liquidation amount of the outstanding Preferred Securities may make the declaration. In addition, each holder of Preferred Securities has the right, upon the occurrence of an Event of Default arising from the failure to pay interest on or the principal amount of the Junior Subordinated Notes, to institute suit directly against the Company for enforcement of the payment to the holder of the principal of and any premium and interest on the Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities held by that holder.

A copy of the Purchase Agreements, the Trust Agreement and the Indenture are attached as exhibits hereto and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

1.1	Purchase Agreement, dated December 12, 2006, among Redwood Trust, Inc., Redwood Capital Trust I and Merrill Lynch International.

1.2	Purchase Agreement, dated December 12, 2006, among Redwood Trust, Inc., Redwood Capital Trust I and Bear, Stearns & Co. Inc.

1.3
Amended and Restated Trust Agreement, dated December 12, 2006, among Redwood Trust, Inc., The Bank of New York Trust Company, National Association, The Bank of New York (Delaware), the Administrative Trustees (as named therein) and the several holders of the Preferred Securities from time to time.

1.4	Junior Subordinated Indenture, dated as of December 12, 2006, between Redwood Trust, Inc. and The Bank of New York Trust Company, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2006	REDWOOD TRUST, INC.
	By:	/s/ Martin S. Hughes
Martin S. Hughes
Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Purchase Agreement, dated December 12, 2006, among Redwood Trust, Inc., Redwood Capital Trust I and Merrill Lynch International.

1.2	Purchase Agreement, dated December 12, 2006, among Redwood Trust, Inc., Redwood Capital Trust I and Bear, Stearns & Co. Inc.
1.3
Amended and Restated Trust Agreement, dated December 12, 2006, among Redwood Trust, Inc., The Bank of New York Trust Company, National Association, The Bank of New York (Delaware), the Administrative Trustees (as named therein) and the several holders of the Preferred Securities from time to time.

1.4	Junior Subordinated Indenture, dated as of December 12, 2006, between Redwood Trust, Inc. and The Bank of New York Trust Company, National Association.